EXHIBIT 99.1

Huttig Building Products, Inc. Announces Fourth Quarter and Full Year 2016 Results

Fourth Quarter and Full Year 2016 Highlights:

  Net sales of $164.4 million and $713.9 million, respectively
  Gross margin of 21.7% and 21.2%, respectively
  Net loss of $0.2 million and net income of $16.3 million, respectively
  Total available liquidity of $76.8 million

ST. LOUIS, March 01, 2017 (GLOBE NEWSWIRE) -- Huttig Building Products, Inc. (“Huttig”) (NASDAQ:HBP), a leading domestic distributor of millwork, building materials and wood products, today reported financial results for the fourth quarter and year ended December 31, 2016.

“I am incredibly proud of our performance in 2016, a year in which we generated record operating margins since I joined the company in 1999,” said Jon Vrabely, Huttig’s President and CEO.  “We continue to invest in our growth, as evidenced by the expansion of our Huttig-Grip product line and the completion of our newest high capacity door line in Florida.  We anticipate significant new investments in 2017 to continue our growth and profitability.”

SUMMARY OF FOURTH QUARTER AND FULL YEAR 2016 RESULTS
(unaudited)
(In Millions, Except Per Share Data)

	Three Months Ended December 31,
	2016		2015
Net sales	$164.4	100.0%	$155.4	100.0%
Gross margin	35.6	21.7%	32.0	20.6%
Operating expenses	33.8	20.6%	30.5	19.6%
Operating income	1.8	1.1%	1.5	1.0%
Income from continuing operations before taxes	1.2	0.7%	0.7	0.5%
Net (loss) income	(0.2)	-0.1%	0.4	0.3%
Income from continuing operations per share -
basic and diluted	0.04		0.03
Net (loss) income per share - basic and diluted	(0.01)		0.02

	Twelve Months Ended December 31,
	2016		2015
Net sales	$713.9	100.0%	$659.6	100.0%
Gross margin	151.2	21.2%	133.3	20.2%
Operating expenses	128.5	18.0%	119.2	18.1%
Gain on disposal of assets	-	0.0%	(0.4)	-0.1%
Operating income	22.7	3.2%	14.5	2.2%
Income from continuing operations before taxes	20.5	2.9%	12.2	1.8%
Net income	16.3	2.3%	26.0	3.9%
Income from continuing operations per share -
basic and diluted	0.52		1.17
Net income per share - basic and diluted	0.64		1.04

Results of Operations

Fourth Quarter 2016 Compared to Fourth Quarter 2015

Net sales from continuing operations were $164.4 million in 2016, which were $9.0 million, or approximately 6%, higher than 2015. The increase was primarily due to higher levels of construction activity, the addition of a new product line and the acquisition of BenBilt which was completed on April 4, 2016.

Sales in the major product categories changed as follows in 2016 from 2015: millwork sales increased 11% to $91.4 million, building product sales increased 3% to $60.2 million, and wood products decreased 14% to $12.8 million with a 6% increase in sales of engineered wood products and a 32% decrease in sales of other wood products. Fluctuations across product categories can occur based on general market conditions, new product incentives, promotions, changes in product lines, and commodity pricing, among other things.

Gross margin increased approximately 11% to $35.6 million, or 21.7% of sales, in 2016 as compared to $32.0 million, or 20.6% of sales, in 2015.  The increase in gross margin percentage was primarily due to our operational initiatives, as well as improved product mix as we continue to expand our value-add capabilities to service the repair/remodel construction segment.

Operating expenses increased 11% to $33.8 million, or 20.6% of sales, in 2016, compared to $30.5 million, or 19.6% of sales, in 2015.  The increase in operating expenses was primarily due to an increase in personnel costs, which increased $1.7 million, principally due to wage increases, hiring of additional personnel, and expenses attributable to higher variable costs associated with increased sales.  Non personnel expenses were $1.6 million higher in 2016 as compared to 2015 primarily due to the acquisition of BenBilt.

Net interest expense was $0.6 million in 2016 and 2015.

An income tax provision of $0.1 million was recognized for the fourth quarter 2016 compared to $0.2 million for fourth quarter 2015.

As a result of the foregoing factors, we reported income from continuing operations of $1.1 million in 2016 as compared to $0.7 million in 2015.

Fiscal 2016 Compared to Fiscal 2015

Net sales from continuing operations were $713.9 million in 2016, which were $54.3 million, or approximately 8%, higher than 2015. The increase was primarily due to higher levels of construction activity, the addition of a new product line and the acquisition of BenBilt which was completed on April 4, 2016.

Sales in the major product categories changed as follows in 2016 from 2015: millwork sales increased 12% to $363.9 million, building product sales increased 5% to $278.8 million, and wood products increased 1% to $71.2 million with a 12% increase in sales of engineered wood products and a 7% decrease in sales of other wood products. Fluctuations across product categories can occur based on general market conditions, new product incentives, promotions, changes in product lines, and commodity pricing, among other things.

Gross margin increased approximately 13% to $151.2 million, or 21.2% of sales, in 2016 as compared to $133.3 million, or 20.2% of sales, in 2015.  The increase in gross margin percentage was primarily due to our operational initiatives, as well as improved product mix as we continue to expand our value-add capabilities to service the repair/remodel construction segment.

Operating expenses increased 8% to $128.5 million, or 18.0% of sales, in 2016, compared to $119.2 million, or 18.1% of sales, in 2015.  The increase in operating expenses was primarily due to an increase in personnel costs, which increased $6.7 million, principally due to wage increases, hiring of additional personnel, and expenses attributable to higher variable costs associated with increased sales. We recorded total stock-based compensation expense of $1.7 million in 2016 compared to $1.8 million in 2015.  Non personnel expenses were $2.1 million higher in 2016 as compared to 2015 primarily due to the acquisition of BenBilt.

Net interest expense was $2.2 million in 2016 compared to $2.3 million in 2015.  The decrease was primarily due to lower average debt in 2016 versus 2015.

An income tax provision of $7.2 million was recognized for the year ended December 31, 2016. An income tax benefit of $17.2 million was recognized for the year ended December 31, 2015. The 2015 income tax benefit primarily relates to the Company’s release of all of its valuation allowance related to federal and a significant portion of certain state net operating loss carryforwards.

As a result of the foregoing factors, we reported income from continuing operations of $13.3 million in 2016 as compared to $29.4 million in 2015.

Adjusted EBITDA was $28.3 million in 2016, representing a 50% increase over Adjusted EBITDA of $18.9 million for the prior year. Adjusted EBITDA is a non-GAAP measurement. See attached reconciliation of Non-GAAP Financial Measures.

Balance Sheet

Total available liquidity was $76.8 million at December 31, 2016, representing a 13% increase over total liquidity of $68.1 million at December 31, 2015.  At December 31, 2016, total available liquidity included $0.3 million of cash plus $76.5 million of availability under the credit facility, while at December 31, 2015, total available liquidity included $0.3 million of cash plus $67.8 million of availability under the credit facility.

Conference Call

Huttig Building Products, Inc. will host a conference call Thursday, March 2, 2017 at 10:00 a.m. Central Time. Participants can listen to the call live via webcast by going to the investor portion of Huttig’s website at www.huttig.com.  Participants can also access the live conference call via telephone at (800) 230-1085 or (612) 332-0530 (international). The conference ID for this call is 418419.

Following the live webcast, a replay will be available approximately two hours after the webcast on our website for at least 30 days.

About Huttig

Huttig, currently in its 132nd year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 27 distribution centers serving 41 states. Huttig's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward-Looking Statements

This press release contains forward-looking information as defined by the United States Private Securities Litigation Reform Act of 1995. This information presents management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information, include, but are not limited to, the strength of construction, home improvement and remodeling markets and the recovery of the homebuilding industry to levels consistent with historical averages; the cyclical nature of our industry; the cost of environmental compliance, including actual expenses we may incur to resolve proceedings we are involved in arising out of a formerly owned facility in Montana; any limitations on our ability to utilize our deferred tax assets to reduce future taxable income and tax liabilities; our ability to comply with, and the restrictive effect of, the financial covenant  under our credit facility; the loss of a significant customer; deterioration of our customers’ creditworthiness or our inability to forecast such deteriorations; changes in commodity prices; termination of key supplier relationships; competition with existing or new industry participants; goodwill impairment; the seasonality of our operations; significant uninsured claims; federal and state transportation regulations; fuel cost increases; our failure to attract and retain key personnel;  deterioration in our relationship with our unionized employees, including work stoppages or other disputes; and the financial impact of litigation or contingencies. Other important factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information, include, but are not limited to, those detailed in Huttig's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission and in other reports filed by Huttig with the Securities and Exchange Commission from time to time.

Non-GAAP Financial Measures

Huttig supplements its reporting of net income with non-GAAP measurement of Adjusted EBITDA. This supplemental information should not be considered in isolation or as a substitute for GAAP measures.

Huttig defines Adjusted EBITDA as net income adjusted for interest, income taxes, depreciation and amortization and other special significant items as listed in the table below.

Huttig presents Adjusted EBITDA because it is a primary measure used by management, and by similar companies in the industry, to evaluate operating performance and Huttig believes it enhances investors’ overall understanding of the financial performance of our business.  Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance.  Huttig compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors affecting the business.  Because not all companies use identical calculations, Huttig’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA (unaudited)

The following table presents a reconciliation of net income, the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net (loss) income	$(0.2)	$0.4	$16.3	$26.0
Discontinued operations	1.3	0.3	(3.0)	3.4
Interest expense, net	0.6	0.6	2.2	2.3
Income tax expense (benefit)	0.1	0.2	7.2	(17.2)
Depreciation and amortization	1.1	0.8	3.9	3.0
Stock compensation expense	0.5	0.5	1.7	1.8
Gain on disposal of assets	-	-	-	(0.4)
Adjusted EBITDA	$3.4	$2.8	$28.3	$18.9

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	(unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Net sales	$164.4	$155.4	$713.9	$659.6
Cost of sales	128.8	123.4	562.7	526.3
Gross margin	35.6	32.0	151.2	133.3
Operating expenses	33.8	30.5	128.5	119.2
Gain on disposal of assets	—	—	—	(0.4)
Operating income	1.8	1.5	22.7	14.5
Interest expense, net	0.6	0.6	2.2	2.3
Income from continuing operations before income taxes	1.2	0.9	20.5	12.2
Provision (benefit) for income taxes	0.1	0.2	7.2	(17.2)
Net income from continuing operations	1.1	0.7	13.3	29.4
Net (loss) income from discontinued operations, net of tax	(1.3)	(0.3)	3.0	(3.4)
Net (loss) income	$(0.2)	$0.4	$16.3	$26.0

Net income from continuing operations per share - basic and diluted	$0.04	$0.03	$0.52	$1.17
Net (loss) income from discontinued operations per share - basic and diluted	$(0.05)	$(0.01)	$0.12	$(0.14)
Net (loss) income per share - basic and diluted	$(0.01)	$0.02	$0.64	$1.04

Weighted average shares outstanding:
Basic and diluted shares outstanding	24.6	24.1	24.5	24.1

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
	(In millions)
ASSETS
Current Assets:
Cash and equivalents	$0.3	$0.3
Trade accounts receivable, net	59.3	56.3
Inventories	81.0	64.3
Other current assets	9.5	7.3
Total current assets	150.1	128.2

Property, Plant and Equipment:
Land	5.0	4.3
Building and improvements	29.7	26.5
Machinery and equipment	43.5	37.3
Gross property, plant and equipment	78.2	68.1
Less accumulated depreciation	53.3	50.9
Property, plant and equipment, net	24.9	17.2

Other Assets:
Goodwill	9.5	6.3
Other	7.5	1.7
Deferred income taxes	10.3	24.0
Total other assets	27.3	32.0

Total Assets	$202.3	$177.4

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
	(In millions)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$1.0	$1.2
Trade accounts payable	47.2	43.6
Deferred income taxes	-	4.9
Accrued compensation	6.8	5.5
Other accrued liabilities	15.1	13.8
Total current liabilities	70.1	69.0
Non-current Liabilities:
Long-term debt, less current maturities	54.5	47.4
Other non-current liabilities	7.2	8.1
Total non-current liabilities	61.7	55.5

Shareholders’ Equity:
Preferred shares; $.01 par (5,000,000 shares authorized)	-	-
Common shares; $.01 par (50,000,000 shares authorized: 25,638,862 shares issued and outstanding at December 31, 2016 and 24,977,208 at December 31, 2015)	0.3	0.2
Additional paid-in capital	42.8	41.6
Retained earnings	27.4	11.1
Total shareholders’ equity	70.5	52.9

Total Liabilities and Shareholders’ Equity	$202.3	$177.4

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
			(In millions)
Cash Flows From Operating Activities:
Net (loss) income	$(0.2)	$0.4	$16.3	$26.0
Adjustments to reconcile net income to cash provided by operations:
Net loss (income) from discontinued operations	1.3	0.3	(3.0)	3.4
Depreciation and amortization	1.1	0.8	3.9	3.0
Non-cash interest expense	0.1	0.1	0.4	0.4
Stock compensation expense	0.5	0.5	1.7	1.8
Deferred taxes	(0.5)	0.2	8.8	(19.1)
Gain on disposal of capital assets	-	-	-	(0.4)
Changes in operating assets and liabilities:
Trade accounts receivable	19.4	17.8	(1.5)	(7.8)
Inventories	3.4	6.7	(14.6)	1.5
Trade accounts payable	(10.0)	(8.4)	2.7	4.2
Other	0.4	-	(0.7)	3.2
Cash provided by continuing operating activities	15.5	18.4	14.0	16.2
Cash (used in) provided by discontinued operating activities	(0.6)	(0.4)	3.0	0.9
Total cash provided by operating activities	14.9	18.0	17.0	17.1
Cash Flows From Investing Activities:
Capital expenditures	(1.4)	(0.2)	(4.1)	(2.8)
Acquisition	-	-	(17.3)	-
Proceeds from disposition of capital assets	-	-	-	2.5
Cash used in investing activities	(1.4)	(0.2)	(21.4)	(0.3)
Cash Flows From Financing Activities:
(Payments) borrowings of debt, net	(14.0)	(19.7)	6.0	(14.7)
Repayments of capital lease and other obligations	(0.3)	(0.6)	(1.2)	(1.7)
Repurchase of shares of common stock	-	-	(0.4)	(0.6)
Cash (used in) provided by financing activities	(14.3)	(20.3)	4.4	(17.0)
Net decrease in cash and equivalents	(0.8)	(2.5)	-	(0.2)
Cash and equivalents, beginning of year	1.1	2.8	0.3	0.5
Cash and equivalents, end of year	$0.3	$0.3	$0.3	$0.3

For more information, contact:

Don Hake
investor@huttig.com